Exhibit 99.1

SECURITY BANK CORPORATION

AUDIT COMMITTEE CHARTER

Overview

The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and the audits of its financial statements. The Committee will also assist the Board of Directors in its oversight of the Bank’s compliance with legal and regulatory requirements. In order to establish the governing principles of the Audit Committee, the Board of Directors hereby adopts this Charter, as amended, on April 20, 2004.

Structure and Membership

The Audit Committee will be composed of not less than three members of the Board, each of whom is able to read and understand Bank financial statements and reports, and at least one member shall meet the financial sophistication requirements set forth in Nasdaq Stock Market Rule 4350 (d)(2)(A). Committee membership will be comprised solely of directors who meet applicable NASD requirements for audit committee members.

Scope of Responsibilities

The Audit Committee shall have the authority to retain special legal, accounting, or other consultants to advise or inform the Committee and shall be entitled to appropriate funding for the same, together with funding for compensation to be paid to the independent accountants for audit, review, and attest services and for administrative expenses of the Committee. The Audit Committee may request any officer or employee of the Bank, or the Bank’s outside counsel, or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Committee.

On behalf of the Board, the Audit Committee will carry out the following responsibilities.

1.	In keeping with Nasdaq Rule 4350(d)(1), the Audit Committee will review and reassess the adequacy of this Charter not less than annually. In conducting this annual review, the Committee will assess compliance with Nasdaq Rule 4350, and appropriate banking regulations regarding Committee composition, independence, and scope of responsibilities.

2.	Results of the Committee’s review of its Charter, and any appropriate updates, will be duly reported to the full Board.

Audit Process

3.	The independent auditors are ultimately accountable to the Audit Committee. The Audit Committee is responsible for appointing, compensating, retaining, and overseeing or replacing the independent auditors. In addition, the Committee must approve, in advance, the provision by the auditor of all services not related to the audit.

4.	In carrying out this responsibility, the Committee will schedule regular, independent meetings with all audit representatives, ensuring timely review, approval and monitoring of a comprehensive Annual Audit Plan.

5.	In keeping with AICPA Independence Standards, the Committee will require the public accounting firm’s annual written disclosure of any and all Bank relationships that could affect their independence, consistent with ISB Standard 1, and will actively engage in dialogue with the independent auditors with respect to any disclosed relationships or services that may impair the auditors’ objectivity and independence and for taking, or recommending that the full board take, appropriate action to oversee such independence.

Quality of Financial Reporting

6.	The Committee will schedule review of periodic SEC filings and the Company’s Annual Report. This will be accomplished by reviewing reports and information provided by Management, including financial statements, changes in financial policies, variations between budgeted and actual numbers, and responses to various outside audit recommendations.

7.	Independent discussions will then be scheduled with the public accounting firm, in order to verify management’s compliance. These discussions will focus on the public accountant’s judgments with regard to the quality of the Bank’s financial accounting and reporting, as well as, review of trends in accounting principles and standards.

Code of Business Conduct and Ethics

8.	The Audit Committee will, at least annually, review and advise the Board regarding administration of the Bank’s Code of Business Conduct and Ethics.

9.	The Committee will establish procedures for the receipt, retention, treatment, and investigation of complaints received regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Conflicts of Interest

10.	The Committee shall conduct an appropriate review of all related party transactions on an ongoing basis and all such transactions must be approved by the Company’s audit committee. “Related party transaction” shall refer to transactions required to be disclosed pursuant to SEC Regulation S-K, Item 404. In general, these transactions involve:

■	Transactions between the Company and its directors/executive officers and their immediate families >$60,000 in a fiscal year

■	Certain business relationships whereby a director has at least a 10% ownership interest in an entity whereby payments to the entity or payments from the entity exceed either 5% of the consolidated gross revenues of Security Bank Corporation or the other entity’s consolidated gross revenues.

■	Loan transactions pursuant to Regulation O are specifically excluded from the provisions of this paragraph since these transactions are approved specifically by the full Board of Directors.

These are minimum standards and the materiality of any related party transactions needs to be considered in light of the significance of the information to investors.

Review of Insurance Programs

11.	The Audit Committee will, at least annually, review insurance programs from the standpoint of gaps and exposure, as well as fraud.

Committee Minutes

12.	The Audit Committee will keep minutes, and other relevant records, of all its meetings, and report its activities to the Board regularly.